EXHIBIT 10U
COGNEX CORPORATION
SUMMARY OF DIRECTOR COMPENSATION
Cognex Corporation (the “Company”) pays each Director (other than Robert J. Shillman and Patrick A. Alias) an annual fee for his services on the Company’s Board of Directors and its committees, plus additional amounts for participation in on-site and telephonic meetings. Each Director receives annual cash compensation in the amount of $7,500, plus an additional $4,500 for attendance at each on-site meeting and $500 for participation in each telephonic meeting. Each Director who serves on the Compensation/Stock Option Committee of the Company’s Board of Directors receives an annual fee of $2,000 and also receives $500 for each meeting attended on a day other than that of a Board meeting. Each Director who serves on the Nominating Committee receives an annual fee of $500. Each Director who serves on the Audit Committee of the Company’s Board of Directors receives an annual fee of $4,500. The Chairman of the Audit Committee receives an additional annual fee of $3,000. Each Audit Committee member also receives $500 for each quarterly meeting to discuss the Company’s financial results and $1,500 for attendance in person at any additional meetings.
All of the Directors (other than Dr. Shillman) also receive an annual option grant that have a ten-year term and vest in four equal annual installments.
Dr. Shillman, who is the Company’s Chief Executive Officer and President, receives no additional compensation to serve on the Company’s Board of Directors and Mr. Alias, who is an employee of the Company, receives no additional cash compensation to serve on the Company’s Board of Directors.